ASSET PURCHASE AGREEMENT

            DATED the 19th day of November, 1998.

B E T W E E N:

                                    AXIDATA  INC.,  a  corporation   amalgamated
                                    under the laws of Canada

                                    (the "Vendor" or "Axidata")

                                    - and -

                                    BELL MICROPRODUCTS  CANADA - TENEX DATA ULC,
                                    an    unlimited    liability     corporation
                                    incorporated under the laws of the Province of Nova Scotia

                                    (the "Purchaser")

                                    - and -

                                    BELL   MICROPRODUCTS   INC.,  a  corporation
                                    incorporated under the laws of the State of California

                                    ("BMI")

                                    - and -

                                    ABITIBI CONSOLIDATED INC., a corporation amalgamated under the laws of Canada

                                    ("ACI")


The parties agree as follows:

                                   Article 1
                                 INTERPRETATION

1.1               Definitions.

         In this Agreement, except as otherwise expressly provided, capitalized words or expressions shall have the meanings set out below:

         (a) "Accounts Receivable" means all trade accounts receivable and other amounts receivable owing to Axidata relating solely to the Purchased Business which are outstanding on the Effective Date (including vendor/supplier accounts receivable such as, for example, volume rebates, co-op and price protection) or accrued for in the Effective Date Balance Sheet and the full benefit of all security for such amounts, but does not include any amounts owing from shareholders and

                  Affiliates of Axidata or specific Seagate receivables in dispute as agreed upon by the parties.

         (b) "Adjustment Date" means the date which is five Business Days after the date on which the Effective Date Balance Sheet or the Adjusted Effective Date Balance Sheet, as the case may be, is final and binding on the parties, as contemplated by
                  Article 2 of this Agreement.

         (c) "Affiliate" shall have the meaning given it in the Business Corporations Act (Ontario).

         (d) "Adjusted Effective Date Balance Sheet" has the meaning attributed thereto in section 2.7.

         (e) "Agreement" means this agreement and includes all schedules set out in section 1.3 of this agreement.

         (f)      "Assumed Liabilities" means:

                  (i) ordinary trade accounts payable, including accruals and accruals for customer rebates, relating to the Purchased Business as at the Effective Date (listed as "accounts payable" and "accounts payable other" in
                           Schedule 2.1);

                  (ii) Liabilities arising from and after the Effective Date under and pursuant to the Contracts (except for those equipment leases that will be dealt with in accordance with section 2.13);

                  (iii) Liabilities which are specifically assumed by the Purchaser pursuant to Article 4 of this Agreement; and

                  (iv) all Liabilities related to the Purchased Assets which constitute Permitted Encumbrances,

                  as set out in the October 31 Balance Sheet and as will be adjusted in accordance with the Effective Date Balance Sheet.

         (g) "Authority" means any governmental or regulatory authority, body, agency or department, whether federal, provincial, municipal or local, and any court, tribunal or similar body.

         (h) "Business Day" means every day except a Saturday, Sunday or any other day on which principal commercial banks are not permitted to be open in the City of Toronto, Ontario.

         (i) "Cash" means all cash, bank balances, monies in possession of banks and other depositories, term or time deposits and similar cash items and cash equivalents of, owned or held by or for the account of Axidata in connection with the Purchased Business.

         (j) "Claims" means any and all losses (excluding loss of profits), damages, taxes, expenses, liabilities (whether accrued, actual, contingent or otherwise), claims, demands, actions of whatever nature or kind, including legal fees and expenses on a solicitor/attorney and client basis and other professional fees and disbursements.

         (k) "Closing" means the completion of the transactions described in this Agreement, "Closing

                  Date" or "Date of Closing" means November 19, 1998 (or such other date as the parties may agree upon) and "Time of Closing" or "Closing Time" means 5:00 p.m. at the offices of Goodman Phillips & Vineberg (250 Yonge Street, Suite 2400, Toronto, Ontario) on the Closing Date (or such other time or place as the parties may agree upon).

         (l) "Effective Date Balance Sheet" means the audited balance sheet of the Purchased Business including Assumed Liabilities as at the Effective Date, together with a calculation of the Net Assets.

         (m) "Competitive Information" means competitively sensitive information of the Vendor, including customer lists, pricing, volumes and specific product mix by customer or region, and supplier information relating to specific contract terms such as rebates and co-op advertising terms and pricing.

         (n)      "Confidential   Information"   means  any   information,   the
                  disclosure of which would result in the violation of any confidentiality covenant to which the Vendor is a party.

         (o) "Contracts" means all oral or written purchase contracts, purchase orders, supply commitments, contracts, agreements, licences, equipment warranties, commitments and other arrangements of Axidata relating solely to the Purchased Business, including equipment leases.

         (p)      "Effective Date" means 11:59 p.m. on October 31, 1998.

         (q)      "Encumbrance"  means  any  mortgage,   lien,  pledge,  charge,
                  security interest or other encumbrance whatsoever.

         (r) "Environmental, Health and Safety Laws" means federal, provincial or local laws, statutes, regulations, ordinances and other provisions having the force of law, all judicial and administrative orders and determinations, if legally binding, concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labelling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances.

         (s) "Equipment" means all machinery, furniture, office, handling and other equipment and accessories owned by Axidata and used in connection with the Purchased Business, including computers, peripherals and MIS software, and including those listed in Schedule 1.3, and including all tangible personal property relating solely and exclusively to the Purchased Business, that are not included in Inventories.

         (t) "Excluded Assets" means Accounts Receivable, book Cash (including outstanding cheques, which are assumed cashed), amounts owing from shareholders or Affiliates of Axidata, and all property, assets and rights of every kind and description wheresoever situate of Axidata other than those used solely and exclusively in connection with the Purchased Business and includes, without limitation, the use of the "Tenex Data" name and the use of the "Tenex Data

                  Corporation" name in connection with certain private label magnetic media products sold by the Compu-Redi/Tenex division of the Vendor to end users.

         (u) "Financial Statements" means the October 31 Balance Sheet, a copy of which is attached as Schedule 2.1.

         (v) "Goodwill" means the exclusive right of the Purchaser to represent itself as carrying on the Purchased Business in continuation of and in succession to Axidata and including the Telephone, Fax and Modem Numbers, all choses in action and other intangibles relating to the Purchased Business which do not form part of the Intellectual Property or Records but, for greater certainty, does not include the use of the "Tenex" name alone, in connection with the end user computer consumable supplies business conducted by Axidata (and its assigns) under the "Compu-Redi/Tenex" name or the use of the "Tenex Data" name and use of the "Tenex Data Corporation" name in connection with certain private label magnetic media products sold by the Compu-Redi/Tenex division of the Vendor to end users.

         (w) "Governmental Authorization" means any authorization, permit, approval, grant, licence, quota, consent, commitment, right or privilege issued or granted by any Authority.

         (x) "Hazardous Substances" means polychlorinated byphenyls, asbestos, urea formaldehyde foam insulation, or any other solid, liquid, gas, sound, radiations or other substance or material that is prohibited, controlled or regulated under Environmental Health and Safety Laws.

         (y) "Intellectual Property" means all right, title, and interest of Axidata in and to the patents, industrial designs, trademarks, service marks, trade names, copyrights, domain names, technology, inventions, know-how, techniques, trade secrets, and processes or other intellectual property rights (whether registered or unregistered), including any application for any of the foregoing, necessary for, exclusively relating to, or exclusively used in the Purchased Business and all confidential and proprietary information related thereto, and including the intellectual property set out in Schedule 1.2, but excluding the use of the "Tenex Data" name and the use of the "Tenex Data Corporation" name in connection with certain private label magnetic media products sold by the Compu-Redi/Tenex division of the Vendor to end users.

         (z) "Inventories" means all inventories owned by Axidata as of the Effective Date relating solely and exclusively to the
                  Purchased Business, including all finished goods, work in process, stock-in-trade, merchandise, raw materials, production and shipping supplies, goods in transit, goods ordered but not yet received and all other materials and supplies on hand as determined in accordance with the methodology set out in Schedule 4.3.

         (aa) "Laws" means all legally binding applicable federal, provincial, municipal or local laws, statutes, regulations, ordinances, rules, guidelines, orders, directives or other requirements of any Authority.

         (bb) "Transition Services Agreement" means the agreement to be entered into on the Closing between the Vendor and the Purchaser regarding the lease to be entered into between the

                  Purchaser and the Vendor and the provision of transition services to the Purchaser by the Vendor in the form attached hereto as Schedule 3.1

         (cc) "Liability" means any direct or indirect indebtedness, liability, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, relating solely and exclusively to the Purchased Business and any liability in respect of income, sales, property or gross receipts tax.

         (dd) "License Agreement" means the agreement to be entered into on Closing between the Vendor and the Purchaser regarding the licensing of the "Tenex" trademark by the Purchaser to the Vendor in the form attached as Schedule 3.2

         (ee)     "Net  Assets"  has the meaning  attributed  thereto in section
                  2.5.

         (ff) "Non-Assignable Contract" means any Contract which would be assigned to the Purchaser under this Agreement but in respect of which an assignment or attempted assignment would constitute a breach thereof or would contravene any applicable Law.

         (gg) "October 31 Balance Sheet" means the unaudited balance sheet of the Purchased Business as at October 31, 1998.

         (hh) "Permitted Encumbrances" means (i) statutory liens for taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable and which relate exclusively to Assumed Liabilities; and (ii) liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and which relate exclusively to Assumed Liabilities.

         (ii) "Person" includes any individual, legal or personal representative, partnership, company, corporation, incorporated syndicate, unincorporated association, trust, government body, regulatory authority or any other entity, however designated or constituted.

         (jj) "Prepaid Amounts" means all amounts prepaid by Axidata relating solely to the Purchased Business, but not including any prepaid amounts or part thereof in respect of which the Purchaser will derive no benefit.

         (kk) "Prime Rate" means the annual rate of interest announced from time to time by the Canadian Imperial Bank of Commerce at its main branch in Toronto, Ontario as being its reference rate then in effect for determining interest rates on commercial loans in Canadian Dollars made in Canada by such bank.

         (ll) "Purchase Price" means the purchase price for the Purchased Assets calculated in accordance with the provisions of Article 2.

         (mm) "Purchased Assets" means, as at the Effective Date, all property, assets and rights of every kind and description wheresoever situate of Axidata used solely in connection with the Purchased Business, including without limitation, all right, title and interest (without liability) of Axidata in and to:

                  (i)      Contracts;

                  (ii)     Equipment;

                  (iii)    Goodwill;

                  (iv)     Intellectual Property;

                  (v)      Inventories;

                  (vi)     Prepaid Amounts;

                  (vii)    Records; and

                  (viii)   Vehicles,

                  but excluding the Excluded Assets.

         (nn) "Purchased Business" means the system storage wholesale distribution business currently carried on by Axidata through its Tenex Data division, as reflected in the Financial Statements.

         (oo) "Records" means all records relating solely to the Purchased Business and Purchased Assets, including operating data, files, books and records, correspondence, credit information, research materials, sales and advertising materials, contract documents, records of past sales, lists of present and former customers and suppliers, employee documents, inventory data, accounts receivable data, financial statements and other similar records.

         (pp) "Tax, Accounting and Employee Records" means all Records and source documents, relating to, inter alia, tax, accounting and employee matters, which the Vendor is required to retain under applicable Laws.

         (qq) "Telephone, Fax and Modem Numbers" means the following telephone, facsimile and modem numbers used in connection with the Purchased Business: (416) 291-5452, (416) 291-5964, (416)
                  298-4051,  (416) 291-3050,  (416) 291-5625, (800) 387-5149 and
                  (800) 268-8474.

         (rr) "Transferred Employees" means all employees of the Vendor who accept offers of employment from and commence employment with the Purchaser.

         (ss) "Vehicles" means all trucks, cars and other motor vehicles owned or used by the Vendor solely in connection with the Purchased Business including those listed in Schedule 1.4.

1.2               Construction.

                  In this Agreement, unless the context otherwise provides:

         (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

         (b)      the   word   "including"   shall   mean   "including   without
                  limitation";

         (c) the use of headings is for convenience of reference only and shall not affect the construction of this Agreement and all references to Articles and sections are references to Articles and sections of this Agreement;

         (d) whenever in this Agreement reference is made to a calculation or determination to be made in accordance with generally accepted accounting principles or GAAP, such reference shall be deemed to be the generally accepted accounting principles approved as of the date hereof by the Canadian Institute of Chartered Accountants, or any successor institute, as used by the Vendor, consistently applied and applied consistently with the Financial Statements and applicable as at the date on which such calculation or determination is made or required to be made.

         (e) when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period shall end on the next Business Day; and

         (f)      all dollar amounts are expressed in Canadian funds

1.3               Schedules.

                  The following attached Schedules form part of this Agreement:

         (a)      Asset Schedules

                  Schedule 1.1      -    Contracts
                  Schedule 1.2      -    Intellectual Property
                  Schedule 1.3      -    Equipment
                  Schedule 1.4      -    Vehicles

         (b)      Disclosure Schedules

                  Schedule 2.1      -    Financial Statements
                  Schedule 2.2      -    Employees
                  Schedule 2.3      -    Locations where Purchased Business is
                                         carried on
                  Schedule 2.4      -    Major Customers and Suppliers
                  Schedule 2.5      -    Consents
                  Schedule 2.6      -    Litigation
                  Schedule 2.7      -    Non-Arm's Length Transactions
                  Schedule 2.8      -    Assumed Liabilities
                  Schedule 2.9      -    Standard Sales Terms
                  Schedule 2.10     -    Insurance

                  Schedule 2.11     -    Mercer Letter Agreement
                  Schedule 2.12     -    Agreements, Contracts and Commitments
                  Schedule 2.13     -    Intentionally Deleted
                  Schedule 2.14     -    Restrictions on Business
                  Schedule 2.15     -    Encumbrances
                  Schedule 2.16     -    Supplemental Employees

         (c)      Document Schedules

                  Schedule 3.1      -    Transition Services Agreement
                  Schedule 3.2      -    License Agreement

         (d)      Miscellaneous Schedules

                  Schedule 4.1      -    Allocation of Purchase Price
                  Schedule 4.2      -    Mediation Procedures
                  Schedule 4.3      -    Inventory Valuation Principles


                                   Article 2
                      PURCHASE AND SALE OF PURCHASED ASSETS

2.1               Purchase and Sale.

                  Subject to the terms and conditions of this Agreement, the Vendor hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase from the Vendor, the Purchased Assets, from the close of business on the Closing Date but with effect from the Effective Date, in consideration of the Purchase Price.

2.2               Calculation of Purchase Price.

                  The purchase price shall be $632,000, (being the net book value of the Purchased Assets minus the net book value of the Assumed Liabilities, as of the Effective Date, plus $1,500,000) plus an amount equal to interest, at the Prime Rate, on such aggregate amount, calculated from the Effective Date, as adjusted in accordance with sections 2.6 and 2.8 (the "Purchase Price").

2.3               Allocation of Purchase Price.

                  The Purchase Price shall be allocated among the Purchased Assets as set out in Schedule 4.1. Such allocation shall be binding on the parties, and the Vendor and the Purchaser shall file all filings which are necessary or desirable under the Income Tax Act (Canada) or other taxation statute to give effect to such allocation.

2.4               Payment of Purchase Price.

                  The Purchaser shall satisfy the Purchase Price by paying the amount of $632,000 by promissory note, certified cheque, wire transfer or bank draft to the order of the Vendor on Closing, in accordance with the allocation of the purchase price set out in Schedule 4.1 and by paying the amount equal to interest, at the Prime Rate, on such amount calculated from the Effective Date to the Closing Date.

2.5               Effective Date Balance Sheet.

         (a) Prior to December 31, 1998, the Vendor and the Purchaser shall participate in the preparation of and shall cause their respective employees to participate in the preparation of, and the Vendor shall deliver to the Purchaser, the Effective Date Balance Sheet. The Effective Date Balance Sheet shall be prepared and audited in accordance with Canadian generally accepted accounting principles consistent with the accounting policies, practices and procedures for the Vendor, except as may otherwise be required pursuant to this Article 2 and shall be audited by PricewaterhouseCoopers (Toronto) ("PricewaterhouseCoopers"), in accordance with Canadian generally accepted auditing standards and accompanied by a written opinion thereon. Each of the Purchaser and the Vendor shall have the right to consult, at reasonable times and with reasonable notice, with PricewaterhouseCoopers and appropriate representatives of the Vendor during the preparation and audit of the Effective Date Balance Sheet. The Effective Date Balance Sheet (x) shall be prepared without regard to (A) any effect from the closing of the transactions contemplated hereby or any financing relating thereto, (B) the Purchaser's existing or future plans to modify or adjust the business, operations or accounting practices of the Purchased Business after the Closing Time, or (C) adjustments relating to the recording of the disposition by the Vendor; and (y) shall reflect all required audit adjustments exceeding $10,000.00, in the net aggregate amount, as determined by
                  PricewaterhouseCoopers to be necessary in order that the Effective Date Balance Sheet will comply with Canadian generally accepted accounting principles on a basis consistent with such prior accounting policies, practices and procedures. The cost of preparing the Effective Date Balance Sheet shall be borne by the Vendor.

         (b)      The Effective Date Balance Sheet shall set forth a calculation
                  of    Net    Assets    together    with    the    report    of
                  PricewaterhouseCoopers.

         (c) Following the delivery of the Effective Date Balance Sheet (and, if applicable, the Adjusted Effective Date Balance Sheet) to the Vendor and the Purchaser and the execution by the Vendor and the Purchaser of standard indemnity releases in favour of PricewaterhouseCoopers, the Vendor shall provide the Purchaser with access to the working papers of PricewaterhouseCoopers relating thereto.

         (d) Provided that neither party will object to the calculation of the amount of Net Assets if the disputed amount is less than $25,000.00 in the aggregate, in the event that the Purchaser objects in writing (stating with reasonable specificity the reasons for its objections) within 10 Business Days following receipt of the Effective Date Balance Sheet and
                  PricewaterhouseCoopers report as to the amount of the Net Assets (and, if applicable, the Adjusted Effective Date Balance Sheet), then the Purchaser's auditor and the Purchaser, on the one hand, and

                  PricewaterhouseCoopers and the Vendor, on the other hand, shall in good faith make meaningful efforts to agree upon the amount of the Net Assets (which shall include, if necessary, a submission by the parties to non-binding mediation by a qualified mediator in the City of Toronto, Ontario) and, if applicable, the Adjusted Effective Date Balance Sheet, provided, that if the Purchaser, on the one hand, and PricewaterhouseCoopers and the Vendor, on the other hand, are unable to so agree within 30 days after delivery to the Vendor of the Effective Date Balance Sheet and the PricewaterhouseCoopers report as to the Net Assets (and, if applicable, the Adjusted Effective Date Balance Sheet), then the Vendor and the Purchaser shall retain the independent chartered accounting firm, of Deloitte & Touche (the "Neutral Auditors") to resolve the differences on specific points of disagreement and to provide an opinion on a revised Effective Date Balance Sheet (and, if applicable, the Adjusted Effective Date Balance Sheet), together with a report of the Neutral Auditors setting forth a revised calculation of the Net
                  Assets, in each case prepared in accordance with the principles set forth in this section 2.5. The fees of the Neutral Auditors shall be borne by the parties in inverse proportion to their respective successes in the determinations of the Neutral Auditors, and the decision of the Neutral Auditors shall be conclusive, final and binding upon the Vendor and the Purchaser. The fees and expenses of PricewaterhouseCoopers shall be the sole responsibility of the Vendor and the fees and expenses of the Purchaser's auditor shall be the sole responsibility of the Purchaser.

         (e) As used in this Agreement, "Net Assets" means, as of the Effective Date, as derived from the Effective Date Balance Sheet (or, if applicable, the Adjusted Effective Date Balance Sheet), an amount equal to the net book value of the Purchased Assets minus the Assumed Liabilities plus $1,500,000.

2.6 Determination of Purchase Price and Adjustment of Amount Paid on Closing Date.

                  If the Net Assets of the Purchased Business as shown on the Effective Date Balance Sheet (or, if applicable, the Adjusted Effective Date Balance Sheet) are more or less than $632,000, being the Net Assets of the Purchased Business set out in the unaudited October 31 Balance Sheet, the Purchase Price shall be decreased by an amount equal to the difference if the Net Assets reflected on the Effective Date Balance Sheet (or, if applicable, the Adjusted Effective Date Balance Sheet) are less than $632,000, (the difference being referred to herein as the "Net Asset Difference") or shall be increased by an amount equal to the Net Asset Difference if the Net Assets reflected on the Effective Date Balance Sheet (or, if applicable, the Adjusted Effective Date Balance Sheet) are greater than $632,000. If the Purchase Price is to be so decreased, the Vendor shall pay to the Purchaser on the Adjustment Date an amount in cash equal to the Net Asset Difference. If the Purchase Price is to be so increased, the Purchaser shall pay to the Vendor on the Adjustment Date an amount equal to the Net Asset Difference. In either case, payment of the Net Asset Difference shall be made with interest thereon at the Prime Rate, compounded monthly, from and including the Closing Date to and excluding the Adjustment Date. The amount, if any, of an adjustment to the Purchase Price in accordance with this section 2.6 shall be allocated in accordance with the methodology set out in Schedule 4.1 and shall be payable by the Purchaser or the Vendor, as the case may be, by bank draft, certified cheque or wire transfer.

2.7               Inventory Valuation.

                  As part of the preparation of the Effective Date Balance Sheet, the Purchaser acknowledges that Vendor has taken a physical stock of the Inventory as at the close of business on the Effective Date. The parties acknowledge that such physical stock taking was completed in accordance with standard procedures consistent with past practice (which have been reviewed with the Purchaser prior to the Effective Date) in the presence of representatives of the Purchaser. For purposes of valuing the Inventory, all Inventory has been valued in accordance with the inventory valuation principles set forth on
Schedule 4.3 attached hereto. These principles will be applied to determine the valuation of the Inventory on the Effective Date. Notwithstanding the foregoing inventory valuation principles, the Inventory listed in Schedule 4.3 and the value ascribed to such Inventory by the parties hereto by mutual agreement (the "Deducted Inventory Amounts") has been deducted from the aggregate value of the Inventory determined by the inventory valuation principles. This valuation mechanism for the inventory described in this Section 2.7 will be applied by the Purchaser and reviewed by PriceWaterhouseCoopers (or the Neutral Auditor, as the case may be) to compute the valuation of the inventory for the purposes of preparing the Effective Date Balance Sheet (or the Adjusted Effective Date Balance Sheet, if applicable). If, in the period between September 30, 1998 and the date of the Effective Date Balance Sheet, there has been a material change in the Purchased Business causing the Effective Date Balance Sheet not to be fairly stated in accordance with GAAP in the judgement of PricewaterhouseCoopers (or, if applicable, the Neutral Auditor), the Effective Date Balance Sheet will be adjusted so that the Effective Date Balance Sheet is fairly stated in accordance with GAAP and, if the reserves on the Effective Date Balance Sheet are less than the aggregate of the reserves as determined by the parties prior to the Closing Date, an adjusted Effective Date Balance Sheet (the "Adjusted Effective Date Balance Sheet") will be reviewed and audited (with agreed upon procedures) by PricewaterhouseCoopers (or, if applicable, the Neutral Auditor) reflecting the reserves determined by the parties prior to the Effective Date and the Net Assets shall be derived from such Adjusted Effective Date Balance Sheet.

2.8               Accounts Receivable.

         (a) On the Closing Date, the Purchaser shall loan (the "Account Loan") to the Vendor a cash sum in an amount equal to $8,805,000 (the "Loan Amount") for a term of 90 days subsequent to the Closing Date (the "Loan Period"), without interest. To the extent the Purchaser collects the Accounts Receivable during the Loan Period, the principal balance of the Account Loan shall be decreased. On the maturity date of the Account Loan, the Vendor shall repay the remaining principal balance of the Account Loan (the "Uncollected Accounts"). Should the Vendor fail to pay such Account Loan on the maturity date thereof, interest shall accrue on the unpaid principal balance of the Account Loan at the simple annual rate of Prime Rate plus 1% from the maturity date until paid in full.

         (b) Following the Loan Period, the Vendor shall have the right to retain PricewaterhouseCoopers, Toronto to audit the amount of the Uncollected Accounts and to the extent that such audit discloses Uncollected Accounts which were collected by the Purchaser, the Vendor may object in writing (stating with reasonable specificity the reasons for its objections) and then PricewaterhouseCoopers, Toronto and the Vendor, on the one hand, and PricewaterhouseCoopers, California and the Purchaser, on the other hand, shall in good faith make meaningful efforts to agree on the amount of the Uncollected Accounts (which, unless waived by both the Vendor and the Purchaser, shall include a submission by the parties to non-binding evaluative mediation by a qualified mediator in the City of Toronto, Ontario), provided, that if the Purchaser and PricewaterhouseCoopers, Toronto, on the one hand, and the Vendor and PricewaterhouseCoopers, California, on the other hand, are unable to so agree within 30 days after the date of objection, then the Vendor and the Purchaser shall retain the Neutral Auditors to resolve the differences on specific points of disagreement and to provide an opinion on the amount of the Uncollected Accounts. The fees of the Neutral Auditors shall be borne by the parties in inverse proportion to their respective successes in the determinations of the Neutral Auditors, and the decision of the Neutral Auditors shall be conclusive, final and binding upon the Vendor and the Purchaser. The fees and expenses of PricewaterhouseCoopers, Toronto incurred by the Vendor shall be the sole responsibility of the Vendor and the fees and expenses of PricewaterhouseCoopers, California incurred by the Purchaser shall be the sole responsibility of the Purchaser. If the
                  Neutral Auditors determine that there is an amount of Uncollected Accounts which were collected by the Purchaser, then such amount, together with interest thereon at the simple annual rate of Prime Rate plus 1%, from the end of the Loan Period until such amount is paid in full, shall be forthwith paid to the Vendor by the Purchaser.

         (c) All payments received by the Purchaser, or by the Vendor after the Effective Date, in respect of the Accounts Receivable shall be immediately endorsed in the name of the Purchaser and deposited into the Purchaser's bank account up to the Loan Amount in satisfaction of the Purchaser's loan of such amount to the Vendor. The Purchaser shall use its reasonable commercial efforts to collect the Accounts Receivable as collecting agent on behalf of the Vendor, at no charge to the Vendor other than reimbursement for any reasonable third party collection expenses. If, after the Purchaser has used reasonable commercial efforts to collect any Accounts Receivable, as collecting agent on behalf of the Vendor, any Accounts Receivable remain outstanding 90 days following the Closing Date and the Vendor has repaid the remaining balance of the Account Loan in accordance with (a) above, for an additional 90 days following maturity of the Account Loan, the Purchaser shall use reasonable commercial efforts to continue to collect any payments made in respect of the Uncollected Accounts on behalf of, and as agent for, the Vendor and shall remit any such payments to the Vendor forthwith upon receipt thereof. The Vendor shall be entitled to elect to assume all responsibility for the collection of the Uncollected Accounts at any time during such additional 90 day period. The Vendor shall reimburse the Purchaser for any expenses incurred by the Purchaser which are payable to third parties in the course of collecting payments made in respect of the Uncollected Accounts. The Vendor and the Purchaser shall from time to time jointly determine which Uncollected Accounts remain collectable by the Purchaser on behalf of the Vendor. Following the Closing, the Purchaser shall apply any payments received from account debtors against specific invoices, if identifiable, otherwise, any unidentifiable payments so received from identifiable debtors shall be applied first to the oldest outstanding accounts receivable, until fully paid.

2.9               Returns.

                  The Vendor shall reimburse the Purchaser in an amount equal to the gross margin otherwise recorded on any goods shipped by the Vendor prior to the Effective Date and returned to the Purchaser within 90 days following the Effective Date forthwith upon being provided with evidence of any such returns satisfactory to the Vendor, acting reasonably.

2.10              Transfer Taxes.

                  The Purchaser shall be liable for and pay, within the time period in the applicable legislation, all federal and provincial sales taxes, duties, fees, registration charges or other like charges which are properly payable in connection with the transfer of the Purchased Assets contemplated by this Agreement, including without limitation, Ontario retail sales tax under the Retail Sales Tax Act (Ontario) and any other sales tax amounts under any other applicable provincial sales tax legislation, but excluding any taxes based upon the income revenues or capital receipts of the Vendor. Notwithstanding the foregoing, on or before Closing, the Purchaser shall (i) provide the Vendor with a purchase exemption certificate with respect to tangible personal property held for resale or for incorporation into goods to be held for resale and with respect to any exempt manufacturing equipment and (ii) pay the applicable retail sales tax under the Retail Sales Tax Act (Ontario) or the regulations thereto on the other taxable Purchased Assets directly to the Ministry of Finance, Retail Sales Tax Branch and pay any other sales tax and any other sales tax amounts under any other applicable provincial sales tax legislation.

2.11              G.S.T. Election.

                  The Purchaser and the Vendor elect to have the provisions of subsection 167(1) of the Excise Tax Act (Canada) apply to the sale of the Purchased Assets by the Vendor to the Purchaser. The parties shall take all necessary actions in order to complete and file a joint election as provided for in subsection 167(1) of the Excise Tax Act (Canada) on or before the first date on which the Purchaser must submit its GST returns for the reporting period in which the Closing occurs.

2.12              Non-Assignable Contracts.

                  Neither this Agreement nor any document delivered in connection herewith shall constitute an assignment or attempted assignment of any Non-Assignable Contract. The Vendor agrees to use reasonable commercial efforts to assign Non-Assignable Contracts to the Purchaser when such assignment is permitted and as the Purchaser may from time to time direct. To the extent permitted by any applicable law, if any of the Non-Assignable Contracts are not assignable by the terms thereof, such Non-Assignable Contracts shall be held by the Vendor in trust for the Purchaser and the covenants and obligations thereunder shall be performed by the Purchaser in the name of the Vendor and all benefits existing thereunder shall be for the account of the Purchaser. The Vendor shall take or cause to be taken such action in its name or otherwise as the Purchaser may reasonably require so as to provide the Purchaser with the benefits thereof and to effect collection of money to become due and payable under the Non-Assignable

Contracts and shall promptly pay over to the Purchaser all money received by the Vendor in respect of all Non-Assignable Contracts from the Closing Time. The Vendor authorizes the Purchaser, to the extent permitted by any applicable law, at the Purchaser's expense, to perform all of the Vendor's obligations under the Non-Assignable Contracts and constitutes the Purchaser its attorney to act in its name and on its behalf with respect to thereto.

2.13              Leased Equipment and Encumbrances.

                  The parties acknowledge that certain of the equipment (including all machinery, furniture, office, handling and other equipment and accessories) used in connection with the Purchased Business (the "Leased Equipment") is leased from third parties. The parties further acknowledge that certain third parties have registered security pursuant to the Personal Property Security Act (Ontario) as set out in Schedule 2.15 hereto. The Vendor undertakes to cause the discharge of the encumbrances listed in Schedule 2.15 to the extent necessary to effect the valid transfer of the Purchased Assets to the Purchaser on Closing free and clear of all Encumbrances and to either assign the leases relating to the Leased Equipment to the Purchaser or transfer the Leased
Equipment to the Purchaser on or prior to the Adjustment Date. The leases in respect of the Leased Equipment shall be either assigned to the Purchaser (with the Purchaser's consent, not to be unreasonably withheld) prior to the Adjustment Date or paid out and in such circumstances such Leased Equipment shall be sold to the Purchasers prior to the Adjustment Date. In the event the parties agree that any Leased Equipment is to be transferred to the Purchaser, the Vendor shall transfer such equipment free and clear of all Encumbrances prior to the Adjustment Date at a purchase price equal to the book value thereof at the time of transfer. The parties agree that the purchase price to be paid by the Purchaser for all the equipment that is currently leased by the Vendor from General Electric Capital Canada Inc. shall be no greater than $25,000.

2.14              Effective Date Adjustments.

                  Subject to compliance with the terms and conditions hereof, the sale, transfer, conveyance, assignment and delivery of the Purchased Assets shall be deemed to take place as at the Effective Date. During the period from and after the Effective Date through to the Time of Closing (the "Interim Period"), other than as contemplated by the Transition Services Agreement, the Purchased Business shall have been managed and operated by the Vendor for the exclusive account of the Purchaser. In particular, and without otherwise limiting the foregoing, on the Adjustment Date:

                  (i) the Vendor shall pay to the Purchaser an amount, reviewed and opined on by PricewaterhouseCoopers, equal to:

                           (A) the cash balance (including outstanding cheques, which shall be deemed to have been cashed) on the books of account of the Purchased Business as of the Closing Date representing the net cash transactions in the ordinary course of business (excluding any inter-company payments or payments to Affiliates of ACI or Axidata) during the Interim Period (excluding transactions governed by the Transition Services Agreement); and

                           (B) interest, calculated at the Prime Rate, on the average daily balance on the books of account of the Purchased Business during the Interim Period, provided such balance is positive, and

                  (ii) the Purchaser shall pay to the Vendor an amount, as determined by PricewaterhouseCoopers, equal to:

                           (A) any negative cash balance (including outstanding cheques, which shall be deemed to have been cashed) on the books of account of the Purchased Business as of the Closing Date representing net cash transactions in the ordinary course of business (excluding any inter-company payments or payments to Affiliates of ACI or Axidata) during the Interim Period (excluding transactions governed by the Transition Services Agreement), provided such balance is negative; and

                           (B) interest, calculated at the Prime Rate, on the average daily balance on the books of account of the Purchased Business during the Interim Period, provided such balance is negative.

                  Notwithstanding the foregoing, during the Interim Period, the salaries and expenses associated with the seven employees listed in Schedule 2.16 in the approximate amount of $15,000 to $20,000, in the aggregate, shall been borne equally by the Vendor and the Purchaser.

2.15              ACI Non-Interference Agreement.

                  ACI hereby covenants and agrees that it and its Affiliates will not, for a period of two (2) years after the Closing Date, directly or indirectly, whether for its own account or for the account of any other Person:

                  (i)      except  to  the  extent  required  to  carry  on  the
                           remaining businesses of Axidata, as presently conducted, until the sale of such businesses, engage in the system storage wholesale distribution business in North America (collectively, "Compete");

                  (ii) solicit or attempt to solicit any person who, at the date of this Agreement, is an employee of the Purchased Business, other than by solicitation which is solely by way of public advertisement or general internal job posting and employment is offered only after response to such public advertisement or general internal job posting without any other enticement or solicitation; or

                  (iii) intentionally induce or attempt to persuade any supplier, distributor or client of the Purchased Business to terminate or breach any Contract with the Purchaser, or not to do business or to reduce its volume of business with the Purchaser in connection with the Purchased Business.

                  Notwithstanding the foregoing, ACI and/or its Affiliates shall not be restricted from acquiring or merging, amalgamating or otherwise combining its business with a Person who Competes, provided that the portion of such Person's business which Competes constitutes less than 50% of such Person's business and the acquisition of such Person or such Person's business by ACI and/or its Affiliates or the acquisition of ACI and/or its Affiliates by such Person is not primarily motivated by a desire to carry on a business which Competes.

2.16              Purchaser and BMI Non-Solicitation Agreement.

                  The Purchaser and BMI hereby covenant and agree that they and their respective Affiliates will not, for a period of two (2) years after the Closing Date, directly or indirectly, whether for their own account or for the account of any other Person, solicit or attempt to solicit any person who, at the date of this Agreement, is an employee of Axidata (other than an Employee), other than by solicitation which is solely by way of public advertisement or general internal job posting and employment is offered only after response to such public advertisement or general internal job posting without any other enticement or solicitation and with the consent of ACI, acting reasonably.


                                   Article 3
                            ASSUMPTION OF LIABILITIES

3.1               Assumption by the Purchaser.

                  The Purchaser shall assume only the Assumed Liabilities as of the close of business on the Effective Date and shall pay, discharge and perform the Assumed Liabilities from and after the close of business on the Closing Date. The Purchaser shall not be liable for or assume any Liabilities of the Vendor nor any Liability arising as a consequence, direct or indirect, of any event, fact, condition or circumstance existing or accruing on or prior to the Closing other than the Assumed Liabilities.


                                   Article 4
                         EMPLOYMENT AND PENSION MATTERS

4.1               Employees.

         (a) As of January 1, 1999 (the "Employee Transfer Date"), the Purchaser shall extend to all employees of the Vendor listed on Schedule 2.2 (the "Employees") offers of employment on substantially the same or comparable terms and conditions as to salary, commission structure, if any, benefits, duties and working conditions as those in force immediately prior to the Effective Date.

         (b) Nothing contained herein shall confer upon any former, current or future employee of the Vendor or the Purchaser or any legal representative or beneficiary thereof any rights or remedies, including without limitation, any right to employment or continued employment of any nature, for any specified period.

         (c) Other than as contemplated by the Transition Services Agreement, all items in respect of the Transferred Employees including premiums for employment insurance, employer health tax, applicable statutory hospitalization insurance, workers' compensation assessments, accrued wages, salaries and commissions, vacation pay, employee benefit plan payments and employee bonus and incentive payments will be adjusted to the Employee Transfer Date and shall be for the account of the Vendor to the extent they precede the Employee Transfer Date and of the

                  Purchaser to the extent they post-date the Employee Transfer Date. For greater certainty, the Purchaser shall, following the Employee Transfer Date, honour all obligations of whatsoever nature, including normal compensation and severance arrangements, due to Transferred Employees.

         (d) Other than as contemplated by the Transition Services Agreement, the Purchaser agrees to indemnify and save harmless the Vendor, in accordance with Article 9, with respect to any Claims (including claims for severance, notice of termination, breach of contract, constructive dismissal or damages in connection therewith) relating to the employment of any of the Transferred Employees or the termination of the employment of any of such Transferred Employees by the Purchaser, which Claims arise from facts occuring after January 1, 1999, including the continuation, discontinuation or provision to any Transferred Employee of the employment policies, benefit plans or other benefits previously provided by the Vendor or its Affiliates or arising out of any changes in the Transferred Employees' working conditions, salary or benefits.

         (e) The Vendor agrees to indemnify the Purchaser with respect to severance costs, to a maximum of three months' of severance costs, payable by the Purchaser to Michael Mercer pursuant to the employment letter agreement to be entered into between Michael Mercer and the Purchaser in substantially the form attached as Schedule 2.11 hereto.

         (f) The expenses relating to the Employees (and their termination, if any) during the period commencing on the Effective Date and terminating on the Employee Transfer Date shall be dealt with by the parties in accordance with the terms of the Transition Services Agreement.

4.2               Employee Benefits.

                  Other than as contemplated by the Transition Services Agreement, the Vendor shall retain and be obligated to satisfy all liabilities for benefits or compensation to employees of the Vendor, including the Transferred Employees, incurred or arising with respect to the time period ending at the Employee Transfer Date and shall, at its own expense, pay or cause its insurance carriers to pay such liabilities in accordance with the terms and conditions of the benefit and pension plans maintained by the Vendor on behalf of such employees of the Purchased Business immediately prior to the Effective Date or applicable statutes. The Purchaser shall assume and be obligated to satisfy all liabilities for benefits or compensation to any Employee incurred or arising with respect to the time period commencing at the Employee Transfer Date, regardless of when such liabilities are asserted. For the purposes of the foregoing, the date on which a benefit or benefit cost is incurred or arises shall be: in respect of a death claim, the date that the person dies and in respect of all other claims, the date of the first event which gave rise to such claim whether the first date of illness, the making of a claim, or the treatment date. The Vendor will provide the Purchaser with such information in respect of the Employees as the Purchaser reasonably requires to administer the plans properly and that is in the possession or control of the Vendor.

                                   Article 5
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

5.1               Representations and Warranties.

                  The Vendor hereby makes the following representations and warranties and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement and in purchasing the Purchased Business and the Purchased Assets from the Vendor:

         (a) Corporate. The Vendor is a corporation duly amalgamated and organized, and is validly existing under the laws of Ontario and has not been dissolved. The Vendor has the requisite corporate power and authority to own or lease its property and to sell the Purchased Assets to the Purchaser and otherwise perform its obligations pursuant to this Agreement and to carry on the Purchased Business. Schedule 2.3 contains a complete list of the jurisdictions in which the Purchased Business is carried on by the Vendor and the Purchaser is in good standing and has all the required permits, licences and any other qualifications necessary in such jurisdictions where the failure to be in good standing or be so qualified would have a materially adverse effect on the Purchased Business.

         (b) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Vendor and constitutes a valid and binding obligation of the Vendor enforceable against it in accordance with its terms.

         (c)      Real Property.

                  (i) The Vendor is not the owner of, or a party to any agreement to own, any real property used solely in connection with the Purchased Business.

                  (ii) The Vendor is not a party to any leases of, or offers to lease of real property used solely in connection with the Purchased Business.

         (d)      Title to Purchased Assets.

                  (i) The Vendor is the sole legal and beneficial owner of the Purchased Assets and has good marketable title thereto free and clear of all Encumbrances except for the Permitted Encumbrances. There is not now any basis upon which any of the Purchased Assets might become subject to any Encumbrances other than Permitted Encumbrances.

                  (ii) The Equipment and Vehicles are in good operating condition, in all material respects, and free, in all material respects, from defects, except for ordinary wear and tear, and repair and is reasonably fit and usable for the purposes for which they are presently being used.

                  (iii) The Purchased Assets comprise all of the assets, properties, and rights of every type and description, real, personal, tangible, and intangible necessary for and/or used by the Vendor in the Purchased Business as currently conducted.

                  (iv) The Vendor is in custody and control of all the Purchased Assets being sold and transferred to the Vendor pursuant to this Agreement or any assignments or other instruments of transfer delivered or to be delivered to Purchaser pursuant hereto or thereto.

         (e) Rights to Acquire Purchased Assets. Except as provided for in this Agreement, no Person has any agreement, option, understanding, commitment (or right or any right or privilege capable of becoming a right) to purchase (directly or indirectly) any of the Purchased Assets from the Vendor.

         (f) Contracts. Schedule 1.1 contains a complete and accurate list of all the material Contracts. Each such Contract constitutes a valid and binding obligation of the parties thereto, enforceable in accordance with its terms. None of the parties to any of such Contracts is in breach of its obligations thereunder and no act or event has occurred which, with notice or lapse of time, or both, would constitute a breach of or grounds for terminating any of such Contracts. All of such Contracts were entered into in the ordinary course of business, are now in good standing, in full force and effect and unamended, except as otherwise set forth in Schedule 1.1, and the Vendor is entitled to all benefits, rights and privileges thereunder. The Vendor has not received notice that any other party to any of such Contracts has breached, intends to breach or intends to terminate such Contract. The Vendor has paid in full or accrued all amounts now due under such Contracts and has satisfied in full or provided for all of its liabilities and obligations thereunder that are presently required to be satisfied or provided for.

         (g)      Intellectual Property.

                  (i) Schedule 1.2 is a complete and accurate list of all Intellectual Property owned or used by or licensed to the Vendor in carrying on the Purchased Business. No person who has licensed intellectual property to the Vendor for use in the operation of the Purchased
                           Business has ownership rights or license rights to improvements made by the Vendor in such intellectual property which has been licensed to the Vendor and forming part of the Intellectual Property, including particulars of any registrations thereof, and all applications therefore, and also including, without limitation, all contracts, licences, registered user agreements and all like rights used by or granted to the Vendor in connection with the Purchased Business.

                  (ii)     To the  extent  that  the  Vendor  currently  uses or
                           otherwise relies on inventions, know-how and trade secrets of any person in carrying on the Purchased Business (collectively, the "Know-How"), such Know-How is owned by the Vendor or is licensed to the Vendor.

                  (iii) Except as set forth in Schedule 1.2, the Vendor owns or is licensed under, irrevocably and without future payment to any other person, all Intellectual
                           Property used or to be used in the Purchased Business. Except as set forth in Schedule 1.2 the Vendor is the beneficial owner of the Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances, and is not a party to or bound by any Contract or other obligation whatsoever that limits or impairs its ability to use, sell, transfer, assign, convey or licence, or that requires payment to any other Person for the use of, the Intellectual Property, or that otherwise affects the Intellectual Property. The Intellectual Property will remain in full force and effect following the consummation of the transactions contemplated hereby. Except as set forth in Schedule 1.2, no person or entity other than the Vendor has any interest in the Intellectual Property. All Intellectual Property owned or maintained by the Vendor and all federal, provincial, state and foreign registrations thereof are valid and in full force and effect and are not subject to any taxes, maintenance fees or actions falling due within 90 days after the date hereof.

                  (iv) Except as described in Schedule 1.2, no Person has been granted any interest or right to use all or any portion of the Intellectual Property. The Vendor is not aware of, nor has the Vendor received any communication from, any Person concerning a claim or any infringement or breach of any industrial or intellectual property rights of any other Person by the Vendor nor has the Vendor received any notice that the conduct of the Purchased Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other Person or breaches any obligation of the Vendor not to use or disclose any confidential information provided by a third party or that the Vendor has engaged in unfair competition or trade practices, and the Vendor has no knowledge of any infringement or violation of any of the rights of the Vendor in the Intellectual Property. To its best knowledge, the Vendor has not engaged in any act or omission which adversely affects the validity or enforceability of any of the Intellectual Property. The Vendor is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property.

                  (v) To the extent that third party rights exist in the Intellectual Property, the same have been identified in Schedule 1.2, and all appropriate rights and interests from such third parties have been obtained to allow and permit the Vendor to use the said Intellectual Property as if the Vendor were the owner, without accounting, and without royalties or other payments due to such third parties, except as identified in Schedule 1.2.

                  (vi) Except as set forth in Schedule 1.2, to the knowledge of the Vendor, the operation of the Purchased Business as currently conducted by the Vendor (including but not limited to the design, development, distribution, marketing, use, import, manufacture, license and sale of the products, technology or services (including products, technology or services currently under development) of the Vendor) has not, does not and will not infringe or misappropriate the intellectual property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Purchased Business is currently being conducted.

                  (vii) All necessary registration, maintenance and renewal fees in connection with the Vendor's registered Intellectual Property have been paid and all necessary documents and certificates in connection with Vendor's registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in Canada or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property.

                  (viii) The Vendor has taken all steps that are required to protect the Vendor's rights in confidential information and trade secrets of the Purchased Business.

         (h) Location of Assets. The Purchased Business is carried on at the locations set forth in Schedule

                  2.3 and the Purchased Assets are situate in the Province of Ontario at the head office of the Vendor.

         (i) Inventories. The Inventories are labelled and stored in compliance with all applicable Laws. The parties have agreed to the inventory valuation principles set forth in Schedule
                  4.3. All items included in the Inventories are owned by the Vendor.

         (j) Insurance. The Vendor has all the Purchased Assets and the Purchased Business insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect (with all premiums paid) up to and including the Closing Date. The Vendor is not in default with respect to any of the provisions contained in any such insurance policy and the Vendor has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. Nothing has been done or omitted to be done by the Vendor which could make any policy of insurance void or voidable. Schedule 2.10 describes the insurance coverage over the Purchased Business and the Purchased Assets. There is no claim by the Vendor pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds.

         (k) Financial Statements. To the best of the Vendor's knowledge, the Financial Statements:

                  (i)      have  been  prepared  in  accordance   with  Canadian
                           generally accepted accounting principles on a basis consistent with that of prior fiscal periods;

                  (ii) are in accordance with the Records with appropriate adjusting entries to reflect a separation of the Purchased Business from the other businesses conducted by the Vendor and are complete and accurate in all material respects; and

                  (iii) present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Purchased Business.

         (l)      Books  and  Records.   The  Records  are  duly  maintained  in
                  accordance with all applicable legal requirements and in accordance with sound business practices and contain full and accurate records of all matters required to be dealt with in such records. All material financial transactions relating to the Purchased Business and the Purchased Assets have been fairly and completely presented in all material respects and recorded in the Records in accordance with GAAP, consistently applied, and fairly, in all material respects, present and disclose (i) the financial position of the Purchased Business, and (ii) all transactions of the Vendor relating to the Purchased Business. The Vendor has not received any notice of allegation that any of the Records or statutory books are incorrect or should be rectified. The statutory books (including all registers and minute books) of the Vendor, which have been furnished to the Purchaser, are true, complete and accurate, and contain copies of all the matters which should be dealt with in those books, including all constating documents, by-laws and resolutions passed by the shareholders and directors, and the minutes of every meeting of its board of directors and every committee thereof and of its shareholders, since the date of incorporation, all of which constating documents, by-laws and resolutions have been duly passed or minutes duly authorized.

         (m)      Taxes.

                  (i) Other than certain provincial sales tax payments relating to inter-provincial sales, all federal and provincial sales taxes and other similar taxes applicable to the Purchased Business or to the Purchased Assets with respect to all periods up to the Effective Date have been or will have been paid, accrued or satisfied at the Effective Date or reflected in the Financial Statements and all reports relating thereto have been timely filed.

                  (ii) To the extent a failure to do so would adversely affect Purchaser, any Purchased Asset, or the Purchaser's use of any Purchased Asset, the Vendor has (i) timely filed within the time period for filing or any extension granted with respect thereto all Tax returns which it is required to file relating to or pertaining to any and all Taxes attributable or levied upon a Purchased Asset and (ii) paid any and all Taxes it is required to pay in connection with period to which such Tax returns are related. There are (and immediately following the Closing there will
                           be) no liens on any Purchased Asset relating to or pertaining to any Taxes, except Permitted Encumbrances.

                  (iii) As used herein, a reference to "Tax" or, collectively, "Taxes" means any federal, provincial, local, or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangement with any other person with respect to such amounts, and including any liabilities for taxes of a predecessor entity.

         (n) Non-Resident. The Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

         (o) GST. The Vendor has not been and is not a financial institution for the purposes of the Excise Tax Act (Canada). The Vendor is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) in respect of goods and services tax and harmonized sales tax and its Business Number is R894511898.

         (p)      Employee Matters.

                  (i) Schedule 2.2 contains a complete and correct list of all employees of the Vendor in the Purchased Business, setting out each employee's title, age and length of service. The Vendor has disclosed each such employee's salary, bonus and commission to the Purchaser.

                  (ii) No trade union, counsel of trade unions, employee bargaining agency or affiliated bargaining agent or similar Person:

                           (A) holds bargaining rights with respect to the Purchased Assets or Purchased Business by way of certification, interim certification, voluntary recognition, designation or successor rights;

                           (B) has, to the best of the Vendor's knowledge applied to be certified as the bargaining agent of any of the employees of the Vendor who are Actively Employed in the Purchased Business; or

                           (C) has, to the best of the Vendor's knowledge, applied to have the Vendor declared a related  employer  or a  successor  employer
                                    pursuant   to  any   labour  or   employment
                                    legislation.

                  (iii) There are, to the best of the Vendor's knowledge, no actual, threatened or pending organizing activities of any trade union, counsel of trade unions, employee bargaining agency, affiliated bargaining agent or employee association or similar Person or any actual, threatened or pending unfair labour practice complaints pertaining to the Purchased Assets or Purchased Business, nor, to the best of the Vendor's knowledge, have there been any such activities or complaints within the last two years. The Purchased Business is not engaged in unfair labor practices.

                  (iv) Schedule 2.2 contains a list of all written employment and consulting agreements affecting the Vendor in connection with the Purchased Business, and all compensation policies and practices, benefits and other terms and conditions of employment of all employees in the Purchased Business, and the Vendor has fully disclosed to the Purchaser the terms pertaining thereto.

                  (v) All vacation pay for employees who are Actively Employed in the Purchased Business is properly reflected and accrued in the books and accounts of the Vendor.

                  (vi)     The Vendor:

                           (A) is in material compliance with all Laws relating to employment including the Pay Equity Act (Ontario) and provincial and federal human rights legislation in connection with the Purchased Business;

                           (B)      is   in   material   compliance   with   all
                                    applicable safety laws;

                           (C) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; and

                           (D) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

                  (vii) All levies, assessments and penalties under relevant workers' compensation legislation in respect of the employees who are Actively Employed in the Purchased Business have been paid or, to the knowledge of the Vendor, are reflected and accrued in the books and Records of the Vendor, and all claims, current assessments rates and special assessments under such legislation have been disclosed to the Purchaser.

                  (viii) To the best knowledge of the Vendor, no shareholder, officer, employee or consultant of the Vendor is obligated under any contract or agreement subject to any judgement, decree or order of any court or administrative agency, that would materially interfere with such person's efforts to promote the interests of the Vendor in connection with the Purchased Business, or that would interfere with the Purchased Business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Purchased Business nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Purchased Business as presently conducted, will, to the Vendor's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

                  (ix) To the best of the Vendor's knowledge, no previous employees of the Vendor have made a claim for re-instatement and, to the best of the Vendor's knowledge, there is no existing employee of the Vendor under a fixed term employment contract who could make a valid claim that he or she has an agreement of indefinite duration.

         (q)      Employee Benefit Matters.

                  (i) Schedule 2.2 contains a complete and correct list of each written or unwritten bonus, deferred compensation and incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical or dental benefits, disability, life or other insurance, legal services, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed by the Vendor in connection with the Purchased Business, or by any other person for the benefit of any employee or former employee of the Purchased Business, whether formal or informal and whether legally binding or not (the "Plans"). The Vendor does not have a formal plan or commitment and has made no promises, whether legally binding or not, to create any additional plan or modify or change any existing plan that would affect any employee or former employee of the Vendor.

                  (ii) The Vendor does not now have, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any retirement or pension plan in respect of the employees of the Purchased Business.

         (r) Validity of Transactions. Except as disclosed in Schedule 2.5, the execution and delivery of this Agreement by the Vendor, the consummation of the transactions contemplated hereby and the fulfilment by the Vendor of the terms, conditions and provisions hereof will not:

                  (i) contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of the Vendor or require the consent of any Person under:

                           (A)      the laws applicable to the Vendor,

                           (B) any judgement, order, writ, injunction or decree of any court or Authority,

                           (C) the articles, by-laws or any resolutions of the Vendor or any amendments thereto or restatements thereof, or

                           (D) the provisions of any material contract, agreement, arrangement or understanding to which the Vendor is a party or by which it is bound;

                  (ii)     relieve   any  other  party  to  a  Contract  of  its
                           obligations thereunder or enable it to determine its obligations thereunder; or

                  (iii)    result  in  the   creation  or   imposition   of  any
                           Encumbrance on any of the Purchased Assets.

         (s) Compliance with Laws. Other than as disclosed herein, the Vendor has conducted and is conducting the Purchased Business in compliance with all applicable Laws. The Vendor is duly licensed, registered, qualified and duly possesses all Governmental Authorizations to enable the Purchased Business to be carried on as now conducted in compliance with all Laws. The Governmental Authorizations are valid and subsisting and in good standing and there has been no violation in respect thereof nor are there any proceedings pending or, to the Principals' knowledge, threatened, to revoke, limit or impose any condition on any of the Government Authorizations. There are no material limitations or restrictions on carrying on the Purchased Business from the lands and premises from which it is now carried on.

         (t) Litigation. Except as disclosed in Schedule 2.7, there is no suit, action, dispute, civil or criminal litigation, claim, arbitration or legal, administrative or other proceeding or governmental investigation, including appeals and applications for review (collectively, "Proceedings"), pending or, to the best knowledge of the Vendor, threatened against the Vendor or relating to the Purchased Business or any of the Purchased Assets or affecting the transactions contemplated by this Agreement. To the best knowledge of the Vendor, there are no facts which will give rise to any Proceedings. Except as disclosed in Schedule 2.7, there is not presently outstanding against the Vendor any judgement, execution, order, injunction, decree or rule of any court, administrative agency, governmental authority or arbitrator.

         (u)      Environmental, Health and Safety Claims.

                  (i) The Purchased Business has been and is being carried on by the Vendor, and the Purchased Assets are, in compliance in all material respects with Environmental, Health and Safety Laws.

                  (ii) Without limiting the generality of the foregoing, Vendor has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Laws for the operation of the Purchased Business.

                  (iii) The Vendor has not received any written notice, regarding any actual violation of Environmental, Health, and Safety Laws relating to the Purchased Business.

         (v) Absence of Certain Changes. Since the date of the October 31 Balance Sheet, the Vendor has conducted the business of the Purchased Business only in the ordinary course of business and, without limiting the generality of the foregoing:

                  (i) There has not been any material adverse change in the business, financial condition, operations, or results of operations of the Purchased Business;

                  (ii) The Vendor has not sold, leased, licensed, or disposed of any material assets relating to the Purchased Business (whether by way of merger, purchase, or otherwise) other than in the ordinary course of business;

                  (iii) The Vendor has not accelerated, terminated, modified or cancelled any Contract, material agreement, contract, lease, or license (or series of related agreements, Contracts, leases, and licenses) which relates to the Purchased Business;

                  (iv) The Vendor has not delayed or postponed the payment of material accounts payable and other liabilities relating to the Purchased Business beyond their due date outside the ordinary course of business, except with respect to accounts or liabilities that are subject to dispute in good faith by the Vendor;

                  (v) The Vendor has no reason to believe that any vendors, licensors, licensees, distributors, or customers for any Purchased Asset intends to discontinue with the Purchaser a business relationship on terms at least as favourable as the relationship such vendors, licensors, licensees, distributors, and customers currently have with the Vendor;

                  (vi) No Purchased Asset has been materially damaged, destroyed, or lost (whether or not covered by insurance), and no material customer of the Purchased Business has been lost;

                  (vii) The Vendor has not entered into any employment contract or collective bargaining agreement, or modified the terms of any existing employment contract or collective bargaining agreement, relating to the Purchased Business, except in the ordinary course of business;

                  (viii) The Vendor has not changed employment or compensation terms for any employee specified on Schedule 2.2 hereto, except in the ordinary course of business;

                  (ix) To the knowledge of the Vendor, there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving the Purchased Business which would have a material adverse effect on the Purchased Business;

                  (x)      The  Vendor  has  not   entered   into  any   capital
                           commitments in relation to the Purchased Business;

                  (xi) The Vendor has not accelerated the collection or conversion of accounts receivable or notes receivable relating to the Purchased Business by offering any incentive for such acceleration, including but not limited to prepayment discounts, allowances, or enhancements, except in the ordinary course of business;

                  (xii) The Vendor has not revalued any of the assets of the Purchased Business, other than in accordance with the principles of valuation of the inventory set out in
                           Schedule 4.3 and the valuation of fixed assets agreed to by the parties;

                  (xiii) The Vendor has not received notice of any claim or potential claim of ownership of the

                           Purchased Assets by any person, and to the best knowledge of the Vendor, no basis exists for any such claim of ownership;

                  (xiv) The Vendor has not received notice of any claim or potential claim, and to the best knowledge of the Vendor, no basis exists for any claim or potential claim that the Purchased Business has infringed the rights of any person or entity;

                  (xv) The Vendor has not done, committed to do, or omitted to do anything that could reasonably be expected to have a material adverse effect on the Purchased Business; and

                  (xvi) The Vendor has not negotiated with respect to or otherwise committed or agreed to do any of the foregoing (other than negotiations with Purchaser and other purchasers and their respective representatives regarding the purchase and sale of the Purchased Business and the Purchased Assets or transactions contemplated by this Agreement).

                  (xvii) Other than as listed in Schedule 2.14 and as otherwise disclosed by the Vendor to the Purchaser, to the knowledge of the Vendor, as at the Effective Date there is no agreement (non-competition, field of use, or otherwise), judgment, injunction, order or decree which has or reasonably could be expected to have the effect of prohibiting, in a material way, the operation of the Purchased Business.

         (w) Agreements, Contracts and Commitments. Except as contemplated by this Agreement or as set forth on Schedule 2.12 the Vendor does not currently have, is not a party to, nor is bound by with respect to the Purchased Business:

                  (i) any agreement, contract, or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise;

                  (ii) any agreement (or group of related agreements) for the lease of personal property to or from any person or entity having a value individually in excess of $100,000;

                  (iii)    any   agreement   of   indemnification,    guarantee,
                           fidelity, surety, or completion bond;

                  (iv) any agreement pursuant to which the Vendor has advanced or loaned any amount of money to any director, officer, employee, or consultant, other than business travel advances in the ordinary course of business;

                  (v) any purchase order or contract for the purchase of materials in excess of $500,000;

                  (vi) any agreement (or group of related agreements) containing any covenant limiting the freedom of the Vendor to engage in any line of business or to compete with any person or entity that could reasonably be expected to impair or encumber the Purchased Assets;

                  (vii)    any  agreement  (or  group  of  related   agreements)
                           relating to capital expenditures and involving future payments in excess of $500,000;

                  (viii) any agreement (or group of related agreements) under which payment has already been received by the Vendor (whether in whole or in part) but which requires the performance of services after the Closing Date;

                  (ix) scheduled any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money by the Vendor or extension of credit to the Vendor, involving obligations in excess of $500,000 under which the Vendor has imposed any lien on any of the Purchased Assets;

                  (x) any purchase order or contract for the purchase of materials (excluding capital expenditures) involving $500,000 or more;

                  (xi)     any agreement concerning confidentiality;

                  (xii)    any construction contracts;

                  (xiii) any distribution, joint marketing, development or partnership or joint venture agreement;

                  (xiv) any agreement pursuant to which the Vendor has granted, or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code; or

                  (xv) any other agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) that involves payment of $500,000 or more.

                  The Vendor has delivered to the Purchaser a correct and complete copy of each written agreement listed in Schedule 1.1 and 1.2. The Vendor has not breached, violated, or defaulted under, or received notice that it has breached, violated, or defaulted under, any of the terms of or conditions of any agreement, contract, or commitment required to be set forth on
                  Schedule 1.1 and 1.2 except where any such breach would not have a materially adverse effect on the Purchased Business.
                  Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.12, is not subject to any material default thereunder of which the Vendor has knowledge by any party obligated to a Vendor pursuant thereto.

         (x) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Vendor in respect of any Purchased Asset.

         (y) Insolvency. No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, winding up, or arrangement with creditors, voluntary or involuntary, affecting any of the Purchased Assets are pending or, to the best knowledge of the Vendor, are threatened, and the Vendor has not made any assignment for the benefit of creditors, nor taken any other action which would constitute the basis for the institution of such insolvency proceedings.

         (z) Consents. Schedule 2.5 sets forth a true, correct, and complete list of the identities of any person or entity (including a governmental entity) whose consent or approval is required, and the matter, agreement, or contract to which such consent relates, in connection with the transfer, assignment or conveyance by the Vendor of any Purchased Asset.

         (aa) Product Warranty. Each product sold, leased, or delivered by the Vendor in the Purchased Business has been in conformity with all material applicable contractual commitments and all material express and implied warranties, except where failure to do so would not have a material adverse effect on the Purchased Business, and, other than as disclosed in Schedule 2.9, the Vendor has no material liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any material liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims that will be set forth on the Effective Date Balance Sheet. Other than as disclosed in Schedule 2.9, no product manufactured, sold, leased, or delivered by Vendor in the Purchased Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 2.9 includes a copy of the Vendor's standard terms and conditions of sale, license or lease.

         (bb) Product Liability. To the knowledge of the Vendor, the Vendor has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Vendor in the Purchased Business.

         (cc) Trade Accounts Receivable. The Vendor has delivered to Purchaser a complete and accurate ageing of all trade accounts receivable of the Company as of September 30, 1998. No trade account receivable reflected on the October 31 Balance Sheet and no trade account receivable arising after the date of the Effective Date Balance Sheet and reflected on the books of the Vendor is uncollectible, in management's opinion, or subject to counterclaim or offset, except to the extent reserved against thereon. All trade accounts receivable have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by the Vendor.

         (dd) To the knowledge of the Vendor, the representations and warranties made by the Vendor (as modified by the Vendor's Schedules), and the statements made in any schedule or certificate furnished by the Vendor pursuant to this Agreement, do not contain any untrue statement of a material fact, nor omit to state any material fact that would have a materially adverse effect on the Purchased Business as at the Effective Date.


                                   Article 6
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.1               Representations and Warranties.

                  The Purchaser hereby makes the following representations and warranties and acknowledges that the Vendor is relying on such representations and warranties in entering into this Agreement and in selling the Purchased Business and the Purchased Assets to the Purchaser:

         (a) Corporate. The Purchaser is an unlimited liability company organized under the laws of the Province of Nova Scotia and has not been dissolved.

         (b) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

         (c) Validity of Transactions. Neither the execution and delivery of this Agreement by the Purchaser, the consummation of the transactions contemplated hereby nor the fulfilment by the Purchaser of the terms, conditions and provisions hereof will contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or require the consent of any Person under:

                  (i)      any law, regulation, rule or policy;

                  (ii) any judgement, order, writ, injunction or decree of any court or of any Authority;

                  (iii) the articles, by-laws or any resolutions of the Purchaser or any amendments thereto or restatements thereof; or

                  (iv) the provisions of any material contract, agreement, arrangement to which the Purchaser is a party or by which it is bound.

         (d) Investment Canada. The Purchaser is a Canadian or a WTO investor (as such terms are defined in the Investment Canada Act (Canada)) for the purposes of the Investment Canada Act (Canada).

         (e) GST. The Purchaser is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) in respect of goods and services tax and harmonized sales tax and its Business Number is 882198625.

         (f) Financial Capability. The Purchaser has sufficient financial capabilities to fulfil all of its obligations under this Agreement, and any other agreements provided for herein, on the due date thereof.

         (g) Sufficiency of Transferred Assets. The Purchased Assets represent all or substantially all of the property required by the Purchaser to carry on the Purchased Business as a business (as such term is defined in the Excise Tax Act (Canada)).


                                   Article 7
                             COVENANTS OF THE VENDOR
                 AND JOINT COVENANTS OF THE VENDOR AND PURCHASER

7.1               Disclosure of Transaction.

                  The Vendor shall not (and the Vendor shall ensure that its agents, employees, officers and directors do not), without the prior written consent of the Purchaser, disclose or permit to be disclosed to anyone any information relating to the Purchaser, this Agreement and the transactions contemplated in this Agreement. This section does not prohibit disclosure to the professional advisors, bankers and employees of the Vendor who need to know such information, or to the extent necessary to authorize the purchase and sale of the Purchased Assets pursuant to this Agreement, or as may be required by law.

7.2               Examinations and Investigations.

         (a) Except as provided for herein, the Vendor has granted the Purchaser and its Agents, and the Purchaser acknowledges that it has been granted, unrestricted access to, and has reviewed, all Records and other documents relating to the Purchased Business and the Purchased Assets in the possession or under the control of the Vendor, save and except for Confidential Information and Competitive Information which shall be dealt with in accordance with sections 7.2(b) and 7.2(c).

         (b) The Vendor shall grant access to and a reasonable opportunity to review the Competitive Information only to authorized representatives of the Purchaser (together with those of their reports who have specialized expertise in the area under consideration and whose input is reasonably required by such named individuals in respect of such area under consideration, all of such named individuals and such reports are collectively the "Specified Individuals") on behalf of the Purchaser for a period of 1 Business Day prior to the Closing Date. The Purchaser shall cause such Specified Individuals not to share such Competitive Information with any Person who is not involved in the sale of the Purchased Assets, except for Purchaser's officers involved in this transaction and the Purchaser's directors prior to Closing.

         (c) The Purchaser acknowledges that the Vendor has delivered to the Purchaser a list of material documents of the Corporation which have not been disclosed to the Purchaser or its representatives on the grounds that the Vendor views them as containing Confidential Information. The Vendor, in preparing such list, represents and warrants that it has disclosed such information regarding the subject matter and substance of such agreements as in its opinion could reasonably be disclosed without violating any applicable confidentiality covenant. Upon the request of the Purchaser for a document set out in such list, the Vendor shall use commercially reasonable efforts to obtain the consent of the third party in favour of whom the Confidential Information covenant operates to disclose such Confidential Information to the Purchaser, and the Specified Individuals on behalf of the Purchaser shall have a period of 1 Business Day prior to the Closing Date to review all such Confidential Information. The Purchaser shall cause such Specified Individuals not to share such Confidential Information with any Person who is not involved in the sale of the Purchased Assets, except for Purchaser's officers involved in this transaction and the Purchaser's directors prior to Closing.

7.3               Retention of Records

                  From and after the Time of Closing, the Vendor shall retain the Tax and Employee Records for at least six years. Upon reasonable request, the Vendor shall make copies of the Tax, Accounting and Employee Records for the Purchaser, to the extent practicable, otherwise, the Vendor shall permit the Purchaser and its representatives to inspect and take copies of such Tax and Employee Records to the extent reasonably required to operate the Purchased Business, upon reasonable notice, during normal business hours.

7.4               Subsection 20(24) Election.

                  Upon request by the Purchaser, acting reasonably, the Vendor shall execute an election in respect of the amount of unearned revenue, if any, applicable to the Purchased Business in accordance with subsection 20(24) of the Income Tax Act (Canada). For greater certainty, the amount designated in the election shall equal the unearned revenue of the Purchased Business at the Closing Date as set out in the Effective Date Balance Sheet.

7.5               Contractual Consents.

                  The Vendor shall promptly apply for or otherwise seek and use its reasonable commercial efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby, and the Vendor shall use reasonable commercial efforts to obtain all required consents, waivers, or approvals under any of the agreements, Contracts, licenses, or leases of the Vendor in order to preserve for the Purchaser the benefits of the Purchased Business and the Purchased Assets (other than such consents or authorizations relating to the Non-Assignable Contracts which shall be dealt with in accordance with section 2.11).

7.6      Legal Conditions to Acquisition.

                  The Purchaser and the Vendor shall take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and the transactions contemplated hereby and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection herewith. Each party will take all commercially reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Authority, or other third party, required to be obtained or made by such party or its subsidiaries in connection with this Agreement and consummating the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement.

7.7      Best Efforts; Additional Documents and Further Assurances.

                  Each of the parties to this Agreement shall use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfil and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement.

7.8               Notification of Certain Matters.

                  The parties shall give prompt notice to each other of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Vendor or the Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date except as contemplated by this Agreement (including the Vendor's Schedules) and (ii) any failure of the Vendor or Purchaser, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

7.9               Payment of Trade and Other Creditors.

                  The Vendor shall comply with its obligation to satisfy amounts due to trade and other creditors of the Vendor relating to the Purchased Business. The Vendor shall continue to pay on a current basis and shall be responsible for all obligations included in the Assumed Liabilities up to the Closing Date.

7.10              No Solicitation.

                  From and after the date of this Agreement until the earlier to occur of the Closing Date, termination of this Agreement pursuant to its terms or November 30, 1998, the Vendor will not, and the Vendor will instruct its respective directors, officers, employees, representatives, investment bankers, agents, and affiliates not to, directly or indirectly (i) solicit or encourage submission of any Acquisition Proposal (as defined herein) by any person, entity, or group (other than Purchaser and its Affiliates, agents, and representatives) or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Purchased Business to, or afford access to the properties, books, or records of the Purchased Business to, or otherwise assist or facilitate, initiate, or enter into any agreement or understanding with, any person, entity, or group (other than Purchaser and its Affiliates, agents, and representatives) in connection with any Acquisition Proposal with respect to the Purchased Business. For purposes of this Agreement, an "Acquisition Proposal" means any proposal or offer relating to any merger, consolidation, sale or license of substantial assets or similar transactions involving or affecting the Purchased Business (other than sales or licenses in the ordinary course of business or as permitted by this Agreement). The Vendor will immediately cease any and all existing activities, discussion, or negotiations with any parties conducted heretofore with respect to any of the foregoing. In addition, from and after the date of this Agreement, until the earlier to occur of the Closing Date, termination of this Agreement pursuant to its terms or November 30, 1998, the Vendor will not, and will instruct its directors, officers, employees, representatives, investment bankers, agents, and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal made by any person, entity, or group (other than the Purchaser).

7.11              Transitional Services

                  The parties agree that the Purchaser, for some period of time after the Closing, not to exceed 6 months, will License to the Vendor the use of the premises currently used by the Purchased Business, and that Vendor will provide at cost to Purchaser the facilities necessary for the conduct of the Purchased Business as it is currently conducted, including, but not limited to, lighting, parking, telephone systems, utilities, access to the premises and facilities, along with the provision of certain shared services such as credit and collections, and shipping and receiving. In addition, the parties agree that the Vendor will provide to the Purchaser, at the Vendor's cost, use of the Vendor's current management information systems ("MIS"), with appropriate firewalls to maintain the separateness of the Purchased Business, until the Purchaser can modify its current system to manage the operations of the Purchased Business and the use of the employees set out in Schedule 2.2. The parties will enter into a Transition Services Agreement on mutually agreed upon terms to effect the intent of this provision.


                                   Article 8
                           COVENANTS OF THE PURCHASER

8.1               Disclosure of Transaction.

                  Until the Closing, the Purchaser shall not (and shall use its best efforts to ensure that its agents, employees, officers and directors do not) without the prior written consent of the Vendor, disclose or permit to be disclosed any confidential information relating to the Vendor except such information as is or becomes (i) available to the Purchaser from third parties not subject to an undertaking of confidentiality; (ii) generally available to the public other than as a result of a breach by the Purchaser hereunder; or
(iii) required to be disclosed under applicable law; and except such information as was in the possession of the Purchaser prior to obtaining such information from the Vendor as to which the fact of prior possession the Purchaser shall have the burden of proof. This section does not prohibit disclosure to the professional advisors, bankers and employees of the Purchaser who need to know such information, or to the extent necessary to authorize the purchase and sale of the Purchased Assets pursuant to this Agreement, or as may be required by law.

8.2               Retention of Records.

                  From and after the Time of Closing, the Purchaser shall retain the Records delivered at Closing for at least six years. The Purchaser shall permit the Vendor and its representatives to inspect and take copies of such Records, upon reasonable notice, during normal business hours, subject to undertakings of confidentiality requested by Purchaser, acting reasonably.


                                   Article 9
                          SURVIVAL AND INDEMNIFICATION

9.1               Survival of Covenants,  Representations  and Warranties of the
                  Vendor.

                  The covenants, representations and warranties of the Vendor contained in this Agreement or contained in any agreement delivered in connection with this Agreement shall survive the Closing of the purchase and sale of the Purchased Assets and, notwithstanding such Closing or any investigations by or on behalf of the Purchaser with respect thereto (except as contemplated hereby), shall continue in full force and effect for the benefit of the Purchaser:

         (a) with respect to representations and warranties relating to title to the Purchased Assets, indefinitely;

         (b) with respect to all other representations and warranties, for a period of two years subsequent to the Closing Date; and

         (c) with respect to any covenants, until they are performed or fulfilled in accordance with their respective terms.

9.2               Survival of Covenants,  Representations  and Warranties of the
                  Purchaser.

                  The covenants, representations and warranties of the Purchaser contained in this Agreement or contained in any agreement delivered in connection with this Agreement shall survive the Closing of the purchase and
sale  of  the  Purchased  Assets  and,   notwithstanding  such  Closing  or  any
investigations by or on behalf of the Vendor with respect thereto, shall continue in full force and effect for the benefit of the Vendor:

         (a) with respect to all representations and warranties, for a period of two years subsequent to the Closing Date; and

         (b) with respect to any covenants, until they are performed or fulfilled in accordance with their terms.

9.3               Indemnification.

         (a) Subject to section 9.6, the Vendor indemnifies and holds the Purchaser harmless from and against any claim, demand, action, cause of action, damage, loss (including lost profits), cost, liability or expense (including any and all reasonable legal fees and costs) which may be made or brought against the Purchaser or which the Purchaser may suffer or incur, directly or indirectly, in respect of, as a result of, or arising out of:

                  (i) any non-fulfilment of any covenant on the part of the Vendor contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

                  (ii) any inaccuracy in, or breach of, the Vendor's representations or warranties contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

                  (iii) any non-compliance with the provisions of the Bulk Sales Act (Ontario) and other similar legislation in respect of the transaction of purchase and sale contemplated by this Agreement, compliance with which the parties acknowledge they have agreed to waive;

                  (iv) any liability or obligation with respect to the Purchased Business or the Purchased Assets arising out of or related to acts occurring or taken or conditions existing on or prior to the Closing; or

                  (v)      any  liability  or  obligation  with  respect  to the
                           payment of provincial sales tax relating to the Purchased Business and/or the Purchased Assets preceding the Effective Date.

         (b) The Purchaser indemnifies and holds the Vendor harmless from and against any claim, demand, action, cause of action, assessment, damage, loss (including lost profits), cost, liability (including interest and penalties) or expense (including legal fees and costs) which may be made or brought against the Vendor or which the Vendor may suffer or incur, in respect of, or arising out of:

                  (i) any non-fulfilment of any covenant on the part of the Purchaser contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

                  (ii)     the Assumed Liabilities; or

                  (iii) any inaccuracy in or breach of any of the Purchaser's representations or warranties contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

                  (iv) the Vendor's failure to collect from the Purchaser, and the failure of the Purchaser to pay, any goods and services tax payable pursuant to the Excise Tax Act (Canada) in connection with the transactions contemplated hereby or the Vendor's completion of the election under S.167(1) of the Excise Tax Act (Canada) pursuant to the section 2.11 hereof.

9.4               Procedure for Indemnification.

         (a) Claims Other Than Third Party Claims. Following receipt from the Vendor or the Purchaser, as the case may be (the "Indemnified Party"), of a written notice of a claim for indemnification which has not arisen in respect of a Third Party Claim (as defined in section 9.4(b) below), the party who is in receipt of such notice (the "Indemnifying Party") shall have 30 days to make such investigation of the claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim. If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), such dispute shall be resolved in accordance with section 14.1.

         (b)      Third Party Claims.

                  (i) The Indemnified Party shall notify the Indemnifying Party in writing as soon as is reasonably practicable after being informed in writing that facts exist which may result in a claim originating from a Person other than the Indemnified Party (a "Third Party Claim") and in respect of which a right of indemnification given pursuant to section 9.3 may apply. The Indemnifying Party shall have the right to elect, by written notice delivered to the Indemnified Party within 10 Business Days following receipt by the Indemnifying Party of the notice from the Indemnified Party in respect of the Third Party Claim, at the sole expense of the Indemnifying Party, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim, provided that:

                           (A) such will be done at all times in a diligent and bona fide manner;

                           (B) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Agreement in respect of that Third Party Claim; and

                           (C) the Indemnifying Party shall pay all reasonable out-of-pocket expenses incurred by the Indemnified Party as a result of such participation or assumption.

                  (ii) If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel and shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense. If the Indemnifying Party does not so elect or, having elected to assume such control, thereafter fails to proceed with the settlement or defence of any such Third Party Claim, with reasonable diligence, the Indemnified Party shall be entitled to assume such control. In such case, the Indemnifying Party shall cooperate where necessary with the Indemnified Party and its counsel in connection with such Third Party Claim shall pay all reasonable out-of-pocket expenses (including legal fees and costs) of the Indemnifying Party, and the
                           Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim; provided that any settlement entered into by the Indemnified Party that does not contain a full and complete release of the Indemnified and Indemnifying Parties and an acknowledgement that neither party is admitting any guilt or responsibility, must be consented to by the Indemnifying Party, which consent will not be unreasonably withheld.

                  (iii) If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a "Third Party") with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnifying Party shall make such payment, forthwith after demand by the Indemnified Party. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party.

                  (iv) If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed, provided that any settlement entered into by the Indemnified Party that does not contain a full and complete release of the Indemnified and Indemnifying Parties and an acknowledgement that neither party is admitting any guilt or responsibility, must be consented to by the Indemnifying Party, which consent will not be unreasonably withheld.

                  (v) A failure by one party to respond in writing to a written request by the other party for consent for a period of five days or more, shall be deemed a consent by such party to such request.

         Notwithstanding the foregoing, any matter or claim in respect of which an adjustment to the Purchase Price is made pursuant to the terms hereof that is also otherwise indemnifiable pursuant to this Section 9, shall not be an indemnifiable matter or claim for the purposes of this Agreement to the extent of the Purchase Price adjustment for such matter or claim.

9.5      Sole Remedy.

                  Subject to any adjustments to the Purchase Price contemplated by Article 2 and the termination rights in sections 10.2 and 11.2 herein, any available remedies for fraud or intentional non-disclosure, and any available equitable remedies for enforcing any non-competition, non-interference, non-solicitation or confidentiality obligations pursuant to the terms hereof, the rights of indemnification contained in this Article 9 are the sole and exclusive rights and remedies of either party arising from a breach of any covenant, representation or warranty contained in this Agreement by the other party.

9.6               Indemnification Limitations and Mitigation.

                  Notwithstanding anything else contained in this Agreement:

         (a) the indemnification rights provided for in sections 9.3(a) and 9.3(b) shall be subject to the limitation that no indemnification or other such claim shall be payable under sections 9.3(a), 9.3(b) or otherwise, as the case may be, unless the total of all Claims exceeds the Threshold (as defined below) in the aggregate (excluding any payments made by the Vendor pursuant to sections 2.9, 4.1(g) and 9.3(a)(v) hereof; excluding any failure by the Vendor to pay the Account Loan or failure by the Purchaser to remit payments received by the Purchaser as collecting agent on behalf of the Vendor pursuant to section 2.8; excluding any failure by either party to make any Purchase Price adjustments in accordance with sections 2.6 and 2.8; and excluding any Claims by the Vendor pursuant to section 9.3(b)(iv)), whereupon the full amount of such Claims (including the Threshold, but subject to section 9.6(b) for payments made to the Purchaser) in the aggregate shall be recoverable in accordance with the terms hereof;

         (b) For purposes of paragraph (a) above, the "Threshold" shall be $75,000 less any cost, liability or expense for which indemnification is not available because the representation or warranty is qualified by materiality and the amount of the Claim is determined to not be material.

         (c) the indemnification rights provided for in section 9.3(a) shall be subject to the further limitation that any and all payments payable to the Purchaser pursuant to section 9.3(a) or pursuant to any other claim made by the Purchaser in connection with this Agreement (except for fraud or intentional non-disclosure) by the Vendor shall not, in the aggregate, exceed the Purchase Price;

         (d) without prejudice to parties' rights of recovery hereunder, except as provided in sections 9.6(a), (b) or (c) herein, where any claim hereunder relates to any matter which is in whole or in part insured by any insurance policy in respect of the Vendor or the Purchaser, the Indemnified Party shall make commercially reasonable efforts to ensure that such claim is also made against the relevant insurer and pursued with all reasonable expedition;

         (e) where an Indemnified Party is entitled to recover from a third party or claim reimbursement of any sum in respect of which it also has a claim or potential claim under this Agreement, the Indemnified Party shall take commercially reasonable steps to enforce the recovery or reimbursement;

         (f) the liability of a party under this Agreement shall be reduced by the amount of any recoveries which have been actually received or obtained by such party from any insurer or third party responsible or partly responsible for the act, matter or circumstances giving rise to such breach or claim or from any insurance policy covering such breach or claim, less any expenses incurred by such party in connection with any such recoveries. If any recovery is made after the Indemnifying Party has made full payment to the Indemnified Party in full satisfaction of any such liability or claim, the Indemnified Party shall refund or procure that there is refunded to the Indemnifying Party the lesser of:

                  (i) the amount of such payment by the Indemnifying Party to the Indemnified Party; and

                  (ii) the amount of such recovery, less any expenses incurred by the Purchaser or the Vendor in connection therewith; and

         (g) notwithstanding anything to the contrary contained herein, neither party shall have any right to make any claim for indemnification hereunder to the extent that its officers or agents involved in this transaction had knowledge, at the Time of Closing, of the facts giving rise to such claim.

9.7               BMI Agreement.

                  In consideration of the Vendor entering into this Agreement, BMI covenants with and in favour of the Vendor that the Purchaser shall perform all of its obligations under this Agreement and the other agreements contemplated hereby and agrees, subject to the limits in Section 9.6 as qualified by Sections 9.2, 9.3, 9.4 and 9.5, to hold harmless the Vendor against any breach by the Purchaser of the Purchaser's covenants, representations and warranties set out in this Agreement and other agreements contemplated hereby. Neither any bankruptcy of the Purchaser nor any other act, omission, thing or circumstance which would otherwise constitute a legal or equitable discharge or defence of a surety shall apply to relieve BMI of its obligations hereunder; provided that the obligations of BMI shall be not greater than those of the Purchaser contained hereunder and in the other agreements contemplated hereby.

9.8               ACI Agreement.

                  In consideration of the Purchaser entering into this Agreement, ACI covenants with and in favour of the Purchaser that the Vendor shall perform all of its obligations under the Agreement and other agreements contemplated hereby and agrees, subject to the limits in Section 9.6 as qualified by Sections 9.1, 9.3, 9.4 and 9.5, to hold harmless the Purchaser against any breach by the Vendor of the Vendor's covenants, representations and warranties set out in this Agreement and the other agreements contemplated hereby. Neither any bankruptcy of the Vendor nor any act, omission, thing or circumstances which would otherwise constitute a legal or equitable discharge or defence of a surety shall apply to relieve ACI of its obligations hereunder; provided that the obligations of ACI shall be no greater than those of the Vendor contained hereunder and in the other agreements contemplated hereby.


                                   Article 10
                CONDITIONS OF CLOSING IN FAVOUR OF THE PURCHASER

10.1              Conditions.

                  The obligation of the Purchaser to purchase the Purchased Assets is subject to the fulfilment, performance and satisfaction of each of the conditions set forth below. The Vendor acknowledges that the following conditions are for the exclusive benefit of the Purchaser.

         (a) Representations and Warranties. All representations and warranties of the Vendor contained in this Agreement shall be true and correct in all material respects at the Time of Closing with the same force and effect as if made at and as of such time and date, and the Vendor shall have delivered to the Purchaser, at the Time of Closing, a certificate dated the Closing Date duly executed by an authorized senior officer of the Vendor to such effect. The receipt of such certificate and the closing of the transaction of purchase and sale provided for in this Agreement shall not be (or deemed to be) a waiver of the representations and warranties contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of the Purchaser as provided in Article 9.

         (b) Performance of Covenants. The Vendor shall have performed or complied with, in all material respects, all of its obligations, covenants and agreements in this Agreement which are to be performed or complied with by the Vendor at or prior to the Time of Closing. The Vendor shall not be in breach of any covenant contained in this Agreement and the Vendor shall have delivered to the Purchaser, at the Time of Closing, a certificate duly executed by an authorized senior officer of the Vendor to such effect.

         (c) Consents and Approvals. All actions, approvals and consents listed on Schedule 2.6 and the consents or authorizations of any other Persons that are, in the opinion of the Purchaser, acting reasonably, required to be obtained in connection with the completion of the transaction contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof (other than any which are the responsibility of the Purchaser to obtain), shall have been obtained by the Vendor at or prior to the Time of Closing on terms and conditions acceptable to the Purchaser. Notwithstanding the foregoing, any consents or authorizations relating to the Non-Assignable Contracts shall be dealt with in accordance with section 2.11.

         (d) No Action to Restrain. No order or judgement of a court or any governmental or regulatory agency shall have been issued enjoining, restraining or prohibiting the completion of the transactions contemplated by this Agreement.

         (e) Opinion of Counsel to the Vendor. The Purchaser shall have received an opinion dated the Closing Date from Goodman Phillips & Vineberg in form satisfactory to the Purchaser and its counsel.

         (f) Closing Documents and Proceedings. All documentation relating to the purchase and sale of the Purchased Assets and the due authorization of the performance by the Vendor of its obligations under this Agreement shall have been completed and executed by the Vendor and copies of same and of all such documentation or other evidence as the Purchaser may reasonably request have been delivered to the Purchaser.

         (g)      Transition   Services   Agreement.   The  Transition  Services
                  Agreement shall have been completed and executed by the Vendor.

         (h) Competitive and Confidential Information. The Purchaser shall have been given an opportunity to review the Competitive and Confidential Information.

10.2              Waiver.

                  If any of the conditions set forth in this Article have not been fulfilled, performed and satisfied at or prior to the Closing, the Purchaser may, by written notice to the Vendor, terminate all of its obligations hereunder and the Purchaser shall be released from all its obligations under this Agreement. Any of these conditions may be waived in whole or in part by the Purchaser by instrument in writing, without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part, and without prejudice to its right to complete the transaction of purchase and sale contemplated by this Agreement and claim damages for breach of any other representation, warranty or covenant which has not been so waived.


                                   Article 11
                  CONDITIONS OF CLOSING IN FAVOUR OF THE VENDOR

11.1              Conditions.

                  The obligation of the Vendor to sell the Purchased Assets is subject to the fulfilment, performance and satisfaction of each of the conditions set forth below. The Purchaser acknowledges that the following conditions are for the exclusive benefit of the Vendor.

         (a) Representations and Warranties. All representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct in all material respects at the Time of Closing with the same force and effect as if made at and as of such time and date, and the Purchaser shall have delivered to the Vendor at the Time of Closing a certificate dated the Closing Date, duly executed by an authorized senior officer of the Purchaser, to such effect. The receipt of such certificate and the Closing of the
                  transaction   of  purchase  and  sale  provided  for  in  this
                  Agreement shall not be nor be deemed to be a waiver of the representations and warranties contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of the Vendor as provided in
                  Article 9.

         (b) Performance of Covenants. The Purchaser shall have performed or complied with, in all material respects, all of the obligations, covenants and agreements in this Agreement to be performed or complied with by the Purchaser at or prior to the Time of Closing. The Purchaser shall not be in material breach of any covenant on its part contained in this Agreement and shall have delivered to the Vendor at the Time of Closing a certificate duly executed by an authorized senior officer of the Purchaser, to such effect.

         (c) Opinion of Counsel to the Purchaser. The Vendor shall have received an opinion dated the Closing Date from Wilson, Sonsini, Goodrich & Rosati in form satisfactory to the Vendor and its counsel.

         (d) Closing Documents and Proceedings. All documentation relating to the purchase and sale of the Purchased Assets and all documentation relating to the due authorization of the performance by the Purchaser of its obligations under this Agreement shall have been completed and executed by the Purchaser and copies of same and of all such documentation or other evidence as they may reasonably request have been delivered to the Vendor.

         (e)      Transition   Services   Agreement.   The  Transition  Services
                  Agreement shall have been completed and executed by the Purchaser.

         (f) License Agreement. The License Agreement shall have been completed and executed by the Purchaser.

11.2              Waiver.

                  If any of the conditions set forth in this Article have not been fulfilled, performed or satisfied at or prior to the Closing, the Vendor may, by written notice to the Purchaser, terminate all of its obligations hereunder and the Vendor shall be released from all of its obligations under this Agreement. Any of these conditions may be waived in whole or in part by the Vendor by instrument in writing, without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part, and without prejudice to its right to complete the transaction of purchase and sale contemplated by this Agreement and claim damages for breach of any other representation, warranty or covenant, which has not been so waived.


                                   Article 12
                                  RISK OF LOSS

12.1              Damage or Destruction.

                  The Purchased Assets shall be and remain at the risk of the Vendor up to and including the Effective Date.

12.2              Notice.

                  Upon the occurrence of any damage or destruction to, or appropriation, expropriation or seizure of, the Purchased Assets, the Vendor shall forthwith give notice thereof in writing to the Purchaser.


                                   Article 13
                                CLOSING PROCEDURE

13.1              Closing.

                  The Closing shall take place at the offices of Goodman Phillips & Vineberg, 250 Yonge Street, Suite 2400, Toronto, Ontario at the Time of Closing or at such other place and time as may be agreed to by the parties.

13.2              Procedure.

                  At  the  Time  of  Closing,   upon  satisfaction  of  all  the
conditions set out in Articles 10 and 11 which have not been waived as provided therein,

         (a)      The Vendor shall deliver to the Purchaser:

                  (i) all deeds, conveyances, bills of sale, transfers, assignments, assurances, transfer of all bank accounts consents and any other documents necessary or reasonably required to effectively transfer the Purchased Assets and Purchased Business to the Purchaser with good and marketable title free and clear of all Encumbrances, other than Permitted Encumbrances such documents to be in registrable form to the extent registrable including, if necessary, an assignment of contracts agreement; and

                  (ii) actual possession of the Purchased Assets, other than the Tax and Employee Records, for which copies will be provided if reasonably required;

         (b)      the  Purchaser  shall make the payment  required by Article 2;
                  and

         (c) the Purchaser shall execute all necessary documents evidencing its assumption of the Assumed Liabilities.


                                   Article 14
                                     GENERAL

14.1              Dispute Resolution.

                  The parties shall attempt in good faith to promptly resolve any dispute (a "Dispute") arising out of or relating to this Agreement (other than a Dispute relating to the Effective Date Balance Sheet, calculation of Net Assets or Uncollected Accounts, which shall be resolved exclusively in accordance with sections 2.5 and 2.8(b), as applicable) by negotiations between executives or other representatives of each party with authority to settle the Dispute. Any party may give the other party written notice of any Dispute not resolved in the ordinary course of business. Within 20 days of said notice, executives or other representatives of each party to the Dispute shall meet at a mutually acceptable time and place, and thereafter as they deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the matter has not been resolved within 60 days of the date of the disputing party's initial written notice, or if the parties fail to meet within 20 days of such written notice, either party may initiate mediation of the Dispute in accordance with the procedures set forth on Schedule 4.1. If the Dispute cannot be resolved after each party has adhered to the procedures for mediation set forth in
Schedule 4.1, any party may initiate procedures for binding arbitration.

14.2              Notice.

                  All notices required or permitted by this Agreement shall be in writing and delivered by hand or sent by telecopier to:

        (a)       the Purchaser at:       Bell Microproducts Inc.
                                          1941 Ringwood Avenue
                                          San Jose, California 95131-1721
                                          Attention:  Bruce M. Jaffe,
                                                      Chief Financial Officer
                                          Telephone:  408 451-1685
                                          Fax Number: 408 451-1600

                     with a copy to       Wilson Sonsini Goodrich & Rosati, P.C.
                                          650 Page Mill Road
                                          Palo Alto, CA 94303-1050
                                          U.S.A.
                                          Attention: Thomas C. Klein
                                          Telephone: 650 493-9300
                                          Fax Number 650 493-6811

         (b)      the Vendor Prior
                  to Closing at:          c/o Abitibi Consolidated Inc.
                                          207 Queens's Quay West, Suite 595
                                          Toronto, Ontario
                                          M5J 1A7
                                          Attention: Robert P. Kanee
                                          Fax Number 416-203-1553

                  the Vendor
                  Post-Closing at:        c/o Abitibi Consolidated Inc.
                                          800 Rene-Levesque Blvd. West,
                                          P.O. Box 69
                                          Montreal, Quebec  H3B 1Y9
                                          Attention:  Robert P. Kanee/
                                                      Patrick Crowley
                                          Fax Number: (514) 394-2334

                  with a copy to:         Goodman Phillips & Vineberg
                                          250 Yonge Street, Suite 2400
                                          Toronto, Ontario  M5B 2M6
                                          Attention:  Stephen H. Halperin
                                          Fax Number: (416) 979-1234

or at such other address or fax number as the addressee may specify in writing to the address from time to time. A notice shall be deemed to have been sent and received on the day it is delivered by hand, or if telecopied, on the day on which transmission is confirmed. If such day is not a Business Day or if the notice is received after ordinary office hours, the notice shall be deemed to have been sent and received on the next Business Day.

14.3              Costs.

                  Except as otherwise provided in this Agreement, each party shall be responsible for its own fees, expenses, and other costs incurred in connection with the transaction contemplated herein including any fees to agents or brokers.

14.4              Time of the Essence.

                  Time is of the essence to every provision of this Agreement. Extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

14.5              Further Acts.

                  The parties acknowledge that their co-operation is required to facilitate the Closing. The parties shall do or cause to be done all such further acts and things as may be necessary or desirable to give full effect to this Agreement.

14.6              Jurisdiction.

                  This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

14.7              Amendment.

                  This Agreement may be amended only by written agreement of the parties.

14.8              Waiver.

                  No waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a party shall constitute a waiver of such party's right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter or any other provision of this Agreement at any time.

14.9              Entire Agreement.

                  This Agreement and the Schedules attached to this Agreement constitute the entire agreement among the parties pertaining to all the matters herein, and supersedes all prior agreements and understandings.

14.10             Severability.

                  If  any   provision   of  this   Agreement   is   invalid   or
unenforceable, such provision shall be severed and the remainder of this Agreement shall be unaffected thereby but shall continue to be valid and enforceable to the fullest extent permitted by law.

14.11             Counterparts.

                  This Agreement may be executed in one or more counterparts which, together, shall constitute one and the same Agreement. This Agreement shall not be binding upon any party until it has been executed by each of the parties and delivered to all other parties.


[THE BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

14.12             Assignment.

                  Neither this Agreement nor any rights or obligations hereunder may be assigned, directly or indirectly, by any party without the prior written consent of the other parties, provided that the Purchaser may assign this Agreement to an affiliate or successor in interest and upon such assignment shall remain jointly and severally liable with such entity for all obligations of the Purchaser pursuant to this Agreement. Any other assignment without such consent shall be null and void.

14.13             Enurement and Binding Effect

                  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, executors, administrators, personal representatives and permitted assigns.


                                            AXIDATA INC.


                                            Per: /s/ Robert Kanee
                                                 -------------------------------

                                            Per: /s/ Gary Heffernan
                                                 -------------------------------

                                            BELL MICROPRODUCTS CANADA -
                                            TENEX DATA ULC

                                            Per: /s/ Bruce M. Jaffe
                                                 -------------------------------

                                            Per: /s/ Bruce M. Jaffe
                                                 -------------------------------

                                            BELL MICROPRODUCTS INC.

                                            Per: /s/ Bruce M. Jaffe
                                                 -------------------------------

                                            Per: /s/ Bruce M. Jaffe
                                                 -------------------------------


                                            ABITIBI CONSOLIDATED INC.

                                            Per: /s/ Patrick Crowley
                                                 -------------------------------

                                            Per: /s/ Michael Medline
                                                 -------------------------------